                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            EAGLE BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                              TUCKER, GEORGIA 30084
                                 (770) 908-6690










July 17, 1998

DEAR FELLOW SHAREHOLDER:


         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Eagle Bancshares, Inc. (the "Company" or "Eagle"), which will be held at the Marriott Century Center Hotel, 2000 Century Boulevard, Atlanta, Georgia, on Thursday, August 27, 1998 at 10:30 a.m., local time (the "Annual Meeting").

         The following Proxy Statement outlines the business to be conducted at the Annual Meeting, which includes proposals to elect three directors for a term of three years and until their successors are elected and qualified, to act upon a shareholder proposal, and to ratify the appointment of Arthur Andersen LLP, as independent public accountants.

         Enclosed are the Notice of Meeting, Proxy Statement, form(s) of proxy card and the 1998 Annual Report. WE HOPE YOU CAN ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT FOR YOU TO COMPLETE THE ENCLOSED PROXY CARD(S) AND RETURN THE PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE.

         If you have any questions about the Proxy Statement or the 1998 Annual Report, please let us hear from you.

                                                   Sincerely,



                                                    C. Jere Sechler, Jr.
                                                   Chairman of the Board

                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                              TUCKER, GEORGIA 30084


                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 27, 1998



         NOTICE HEREBY IS GIVEN that the 1998 Annual Meeting of Shareholders of Eagle Bancshares, Inc. (the "Company" or "Eagle") will be held at the Marriott Century Center Hotel, 2000 Century Boulevard, Atlanta, Georgia, on Thursday, August 27, 1998, at 10:30 a.m., local time (the "Annual Meeting").

         (1) To elect three directors to serve for a term of three years and until their successors have been duly elected and qualified.

         (2) To act upon a shareholder proposal which is opposed by the Board of Directors.

         (3) To ratify the appointment of Arthur Andersen LLP, as independent public accountants for the Company for the fiscal year ending March 31, 1999.

         (4) Such other matters as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

         Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on July 10, 1998 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                             By Order Of The Board of Directors.




                                             Richard B. Inman, Jr.
                                             Secretary


Tucker, Georgia
July 17,  1998


PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY REVOKE THE PROXY CARD AND VOTE IN PERSON THOSE SHARES OF STOCK HELD BY YOU OTHER THAN SHARES OF COMMON STOCK ALLOCATED TO AN ACCOUNT FOR YOU PURSUANT TO THE TUCKER FEDERAL SAVINGS & LOAN ASSOCIATION EMPLOYEE STOCK OWNERSHIP PLAN.

                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                              TUCKER, GEORGIA 30084




                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 27, 1998




         This Proxy Statement is furnished to the shareholders of Eagle Bancshares, Inc. (the "Company" or "Eagle") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1998 Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at the Marriott Century Center Hotel, 2000 Century Boulevard, Atlanta, Georgia, on Thursday, August 27, 1998, at 10:30 a.m., local time.

         The approximate date on which this Proxy Statement and the accompanying proxy card(s) are first being sent or given to shareholders is July 17, 1998.

         All references to numbers of shares of Common Stock of the Company, $1.00 par value per share (the "Common Stock"), contained in this Proxy Statement have been adjusted as a result of a two-for-one stock split in the form of a 100% stock dividend that occurred on December 21, 1995.



                                     VOTING

GENERAL

         The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is July 10, 1998. On the record date, 5,814,764 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.


QUORUM AND VOTE REQUIRED

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest total number of votes cast "for" or "against" and abstentions (including instructions to withhold authority to vote) will be used.

         In voting for the proposal to elect directors (Proposal 1), shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will not be counted and will have no effect.

         In voting on the shareholder proposal set forth on pages 21 and 22 herein (Proposal 2), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law, and the votes cast favoring such proposal must exceed the votes cast opposing such proposal, provided a quorum is present. As a result, in accordance with Georgia law, abstentions will not be counted and will have no effect.

         In voting for the proposal to ratify the Board of Directors' appointment of independent accountants for the Company (Proposal 3), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 3 is governed by Georgia law, and the votes cast favoring such proposal must exceed the votes cast opposing such proposal, provided a quorum is present. As a result, in accordance with Georgia law, abstentions will not be counted and will have no effect.

         Under the rules of the New York Stock Exchange and the American Stock Exchange (the "Exchanges") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

HOLDERS OF COMMON STOCK

         Proxy cards are being transmitted with this Proxy Statement to all holders of Common Stock of the Company. All properly executed proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions given. Shareholders should specify their choices on the accompanying proxy card(s). IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR IDENTIFIED ON PAGE 4 AND THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1999 AND "AGAINST" THE SHAREHOLDER PROPOSAL DESCRIBED ON PAGES 21 AND 22 HEREIN. The Board of Directors of the Company does not know of any other business to be brought before the Annual Meeting, but it is intended that, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy card or by voting in person at the Annual Meeting.

PARTICIPANTS IN THE 401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

         Separate proxy cards are being transmitted to all persons who have shares of Common Stock allocated to their accounts as participants or beneficiaries under the Tucker Federal Savings & Loan Association 401(k) Savings and Employee Stock Ownership Plan (the "Plan"). These proxy cards appoint Richard B. Inman, Jr., Zelma B. Martin and Conrad J. Sechler, Jr., who act as Trustees for the Plan, to vote the shares held for the accounts of the participants or their beneficiaries in the Plan in accordance with the instructions noted thereon. IN THE EVENT NO PROXY CARD IS RECEIVED FROM A PARTICIPANT OR BENEFICIARY OR A PROXY CARD IS RECEIVED WITHOUT INSTRUCTIONS, OR IN THE EVENT SHARES ARE NOT YET ALLOCATED TO ANY PARTICIPANT'S ACCOUNT, THE TRUSTEES WILL VOTE THE SHARES OF STOCK OF THE PARTICIPANT AND ANY UNALLOCATED SHARES "FOR" THE NOMINEES FOR DIRECTOR IDENTIFIED ON PAGE 4 AND THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1999 AND "AGAINST" THE SHAREHOLDER PROPOSAL DESCRIBED ON PAGES 21 AND 22 HEREIN. The Trustees do not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustees as proxies will vote upon such matters according to their judgment.

         Any Plan participant or beneficiary who executes and delivers a proxy card to the Trustees may revoke it at any time prior to its use by executing and delivering to the Trustees a duly executed proxy card bearing a later date or by giving written notice to the Trustees at the following address: Tucker Federal Savings & Loan Association 401(k) Savings and Employee Stock Ownership Plan, 2355 Main Street, Tucker, Georgia 30084. Under the terms of the Plan, only the Trustees of the Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

COSTS OF SOLICITATION

         In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares of Common Stock held by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged the services of Corporate Investors Communications, Inc., a proxy solicitation firm, to assist in soliciting proxies from beneficial owners of shares of the Company's Common Stock held by banks, brokerage houses and other custodians, nominees and fiduciaries. The Company anticipates that such assistance will cost approximately $12,000, plus certain out-of-pocket expenses.

PRINCIPAL SHAREHOLDERS

         The following table sets forth information as of March 31, 1998 regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock and by all directors and executive officers of the Company as a group, based on data furnished to the Company by such persons. Information regarding the beneficial ownership of Common Stock by directors and director nominees is included under "Proposal 1 - Election of Directors" and by executive officers named in the Summary Compensation Table is included under "Executive Officers of the Company."

                                               NUMBER OF
                                         SHARES BENEFICIALLY
NAME AND ADDRESS                                OWNED(1)        PERCENT OF CLASS
----------------                           ---------------      ----------------

Dimensional Fund Advisors Inc.               291,250(2)              5.08%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Tucker Federal Savings &                     303,685(3)              5.30%
 Loan Association 401(k) Savings and
Employee Stock Ownership Plan
2355 Main Street
Tucker, Georgia 30084

All directors and                            711,814(4)             12.41%
executive officers
as a group (9 persons)

---------------------------

      (1) The stock ownership information shown above has been furnished to the Company by the named persons and members of the group or obtained from information filed with the Securities and Exchange Commission (the

"Commission"). Beneficial ownership of the Company's principal shareholders as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Common Stock which may be acquired within 60 days. Except as otherwise indicated, the named persons and members of the group have sole voting and investment power with regard to the shares shown as owned by them.

      (2) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 291,250 shares of Common Stock as of March 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

      (3) The Plan is a tax qualified employee benefit plan covering eligible employees of the Company and its subsidiaries, including Tucker Federal Bank ("Tucker Federal"), Eagle Service Corporation and Prime Eagle Mortgage Corporation. Richard B. Inman, Jr., Zelma B. Martin and Conrad J. Sechler, Jr. are the Trustees of the Plan. The Trustees may vote only unallocated shares and allocated shares with respect to which the Trustees do not receive timely voting instructions from participants or their beneficiaries. As of March 31, 1998, 303,685 shares held by the Plan were allocated to participants' accounts and no shares held by the Plan were unallocated. The Trustees disclaim beneficial ownership of shares held by the Plan that are voted by participants.

      (4) Includes 41,507 shares of Common Stock held by the Plan and allocated to the accounts of the executive officers of the Company and 15,036 shares held of record by certain family members of the above-referenced group as to which the respective members of the group disclaim beneficial ownership.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

         The Bylaws of the Company, as amended, provide that the Board of Directors shall consist of seven members, and the Restated Articles of Incorporation of the Company, as amended, provide that the directors shall be divided into three classes as nearly equal in number as possible. Directors are elected by shareholders for a term of three years and until their successors are elected and qualified. The term of office of one of the classes of directors expires each year, and a new class of directors is elected annually for a term of three years at the Annual Meeting of Shareholders.

         The Board of Directors, acting in its capacity as the Nominating Committee, has nominated C. Jere Sechler, Jr., Weldon A. Nash, Jr. and William F Waldrop, Jr. to stand for election as directors at the Annual Meeting. Mr. Sechler has been a director of the Company since 1995, Mr. Nash has been a director of the Company since 1991, and Mr. Waldrop was a founding director of Southern Crescent Bank since 1990 and became a director of Tucker Federal in 1997. If elected by the shareholders, the nominees will serve a three year term until the 2001 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Information regarding the three nominees is set forth below.

         Each of the nominees has consented to serve if elected. If any of the nominees should be unavailable for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card(s) will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT C. JERE SECHLER, JR, WELDON A. NASH, JR. AND WILLIAM
F. WALDROP, JR. AS DIRECTORS OF THE COMPANY TO HOLD OFFICE FOR A TERM OF THREE YEARS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES AND DIRECTORS

         The following table sets forth certain information as of June 9, 1998 regarding the three nominees for director and all current directors whose terms of office will continue after the Annual Meeting.


               DIRECTORS NOMINATED FOR ELECTION TO SERVE UNTIL THE
                          2001 MEETING OF SHAREHOLDERS

                                                                                                    Shares
                                                                                                    Beneficially
                                                                                                    Owned
                                                                                                    (Percent
Name                         Business Information                                                   of Class)(1)
----                         --------------------                                                   ------------

Weldon A. Nash, Jr.          Mr. Nash has served as President and Chief Executive                   89,910(2)
                             Officer of Weldon, Inc., a company based in Stone Mountain,            (1.57%)
                             Georgia which designs, builds and develops residential and commercial properties since January 1, 1975.  Mr. Nash, 55, was first elected as a director in March 1991.

C. Jere Sechler, Jr.         Mr. Sechler was first elected as a director in April                   234,564(3)
                             1995 and was elected Chairman of the Board in May 1996.                (4.09%)
                             Mr. Sechler was elected President of the Company in May
                             1996 and has served as President of Eagle Service Corporation, a wholly owned subsidiary of Tucker Federal since 1991 and as
                             Chairman of the Board of Eagle Real Estate Advisors, Inc., a
                             wholly owned subsidiary of the Company ("EREA"), since 1991.
                             He has been a director of Tucker Federal since 1985 and Chairman of the Board since May 1996.  Mr. Sechler is 52.

William F. Waldrop, Jr.      Mr. Waldrop was a partner in and the General Sales Manager             35,321(4)
                             for Elevator Specialists, Inc. in Atlanta, Georgia for 20 years        (*)
                             until his retirement in 1996.  He remains the Secretary Treasurer and a Director of that Company.  He is currently a partner in
                             Noel Shuman Homes, Inc., a home building Company.  He was
                             first elected a Director of Southern Crescent Financial Corporation
                             ("SCFC") in 1990 and subsequently was elected to the Tucker Federal
                             Board in 1997 after the Company's acquisition of Southern Crescent
                             Financial Corp.  Mr. Waldrop is 54.

                          DIRECTORS TO SERVE UNTIL THE
                       2000 ANNUAL MEETING OF SHAREHOLDERS

                                                                                                    Shares
                                                                                                    Beneficially
                                                                                                    Owned
                                                                                                    (Percent
Name                         Business Information                                                   of Class)(1)
----                         --------------------                                                   ------------

George G. Thompson, V        Mr. Thompson was the Superintendent of Gwinnett County                 7,736(5)
                             Public Schools from 1990 until December 1994.                          (*)
                             He is currently employed by The Center for
                             Leadership in School Reform, a non-profit
                             corporation headquartered in Louisville, Kentucky
                             as a Vice President. Mr. Thompson is 52 and has
                             served as a director since 1993.

Richard J. Burrell           Mr. Burrell retired in 1994 after 40 years of service with             42,088(6)
                             Household International, Inc., a financial services company.           (*)
                             During his employment with Household International, Inc.,
                             Mr. Burrell served as Governmental Relations Director
                             from 1962 until 1994.  Mr. Burrell previously has served
                             as president of the Alabama and Florida Financial Services
                             Associations and the Georgia Equity Lenders Association.
                             Mr. Burrell is currently serving as a consultant to the Georgia
                             Financial Services Association and is a director of the Stone
                             Mountain Memorial Association and the Young Harris College
                             Alumni Foundation.  Mr. Burrell is 70 and was first elected as a director in 1994.


                          DIRECTORS TO SERVE UNTIL THE
                       1999 ANNUAL MEETING OF SHAREHOLDERS

                                                                                                          Shares
                                                                                                          Beneficially
                                                                                                          Owned
                                                                                                          (Percent
Name                         Business Information                                                         of Class)(1)
----                         --------------------                                                         ------------

Walter C. Alford             Mr. Alford has been an attorney practicing in Tucker,                        31,286 (7)
                             Georgia since 1974 and has served as General Counsel                         (*)
                             to Tucker Federal since 1995.  Mr. Alford, 48, has been a
                             director of the Company and Tucker Federal since April 1995.

Richard B. Inman, Jr.        Mr. Inman has served as President and Chief Executive                        148,399(8)
                             Officer of Tucker Federal since October 1990 and as a                        (2.59%)
                             director of Tucker Federal since 1988. Mr. Inman
                             also has acted as Treasurer of the Company since
                             May 1993. From 1975 until October 1990, Mr. Inman
                             was a commercial and investment banker for
                             Citibank, Merrill Lynch, White, Weld & Co., Paine
                             Webber and Wells Fargo, and owned and operated two
                             food companies. Mr. Inman is 46.

-------------------

   *  Less than one percent.

   (1) The stock ownership information shown above has been furnished to the Company by the named persons or obtained from information filed with the Commission. Beneficial ownership as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Common Stock which may be acquired within 60 days. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by them.

   (2) With regard to Mr. Nash, the shares shown include (i) 13,332 shares which are held of record as joint tenants by the spouse and mother-in-law of Mr. Nash as to which he disclaims beneficial ownership, (ii) 4,500 shares which may be acquired by Mr. Nash upon the exercise of stock options granted pursuant to the 1994 Eagle Bancshares, Inc. Directors Stock Option Incentive Plan (the "DSOP"), and (iii) 56,928 shares over which Mr. Nash holds shared voting power as the Executor of the estate of his step-father.

   (3) With regard to Mr. Sechler, the shares shown include (i) 48,000 shares which may be acquired by Mr. Sechler upon exercise of stock options granted in accordance with Mr. Sechler's 1994 employment agreement with Eagle Service Corporation, a wholly-owned subsidiary of Tucker Federal, his 1997 employment agreement with the Company and pursuant to the DSOP; (ii) a total of 12,808 shares held for the account of Mr. Sechler as a participant in the Plan; and
(iii) 113,000 shares owned by unaffiliated companies in which Mr. Sechler has controlling interests. See "Compensation of Executive Officers - Compensation Committee Report."

   (4) With regard to Mr. Waldrop, the shares shown include (i) 3,500 shares which may be acquired by Mr. Waldrop upon the exercise of stock options granted pursuant to the DSOP and (ii) 13,421 shares which may be acquired upon the exercise of stock options granted upon the conversion of SCFC warrants as a result of the acquisition of SCFC by the Company in 1997.

   (5) With regard to Mr. Thompson, the shares shown include 5,500 shares which may be acquired by Mr. Thompson upon the exercise of stock options granted pursuant to the DSOP.

   (6) With regard to Mr. Burrell, the shares shown include 3,500 shares which may be acquired by Mr. Burrell upon the exercise of stock options granted pursuant to the DSOP.

   (7) With regard to Mr. Alford, the shares shown include (i) 1,704 shares held of record by his spouse and as to which he disclaims beneficial ownership and
(ii) 4,000 shares which may be acquired by Mr. Alford upon the exercise of stock options granted pursuant to the DSOP. Mr. Alford received legal fees from Tucker Federal in the amount of $255,745 during the fiscal year ended March 31, 1998. The legal fees were paid for services rendered by Mr. Alford's law firm on behalf of Tucker Federal for matters involving litigation, title examinations, foreclosure proceedings and the closing of loan transactions, including mortgage title insurance premiums paid to the title insurance company. The fees paid were comparable to fees which could have been obtained in arms-length negotiated transactions with unaffiliated third parties. In addition, in May 1994, Mr. Alford was appointed General Counsel to Tucker Federal and received a retainer from Tucker Federal in the amount of $28,000 during the fiscal year ended March 31, 1998. The portion of the retainer paid for such fiscal year is included in the total amount paid to Mr. Alford above.

   (8) With regard to Mr. Inman, the shares shown include (i) 24,000 shares which may be acquired by Mr. Inman upon the exercise of stock options granted in accordance with Mr. Inman's 1993 employment agreement with Tucker Federal and pursuant to the DSOP; (ii) 11,666 shares which may be acquired by Mr. Inman upon the exercise of stock options granted in accordance with Mr. Inman's 1997 employment agreement with Tucker Federal; (iii) 30,000 shares of restricted stock for which Mr. Inman has voting power; and (iv) a total of 12,355 shares held for the account of Mr. Inman as a participant in the Plan. See "Compensation of Executive Officers - Compensation Committee Report" and "Compensation of Executive Officers - Executive Employment Agreements."

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors conducts its business through meetings of the full Board and through committees. The Board of Directors has standing committees consisting of the Executive Committee, Stock Option Plan Committee, Audit Committee, Compensation Committee, Administrative Committee of the DSOP, and the Strategic Growth Committee. During the fiscal year ended March 31, 1998, the Board of Directors held six meetings. No director of the Company attended fewer than 75% of all meetings of the full Board and of each committee on which such director served during this period.

         The Executive Committee, composed of Messrs. Sechler (Chairman), Burrell, Alford and Inman meets in the interim when the full Board is not in session and may exercise the authority of the Board of Directors except to the extent that such authority shall be limited by the Articles of Incorporation, the Bylaws, any resolution of the full Board or by Georgia Law. The Executive Committee met two times during the fiscal year ended March 31, 1998.

         The Stock Option Plan Committee, composed of Messrs. Thompson (Chairman), Burrell and Nash administers the Eagle Bancshares, Inc. 1995 Employees Stock Incentive Plan (the "1995 ESIP") and the Eagle Bancshares, Inc. 1986 Stock Option and Incentive Plan (the"Stock Option Plan") and has exclusive power to determine, within the provisions of the plans, persons eligible to participate in the plans and to grant options to eligible employees thereunder. The Stock Option Plan Committee also has the power to interpret and construe any provision of the Stock Option Plan and to make policy consistent with the Stock Option Plan. The Stock Option Plan Committee met three times during the fiscal year ended March 31, 1998.

         The Audit Committee of the Company, composed of Messrs. Nash (Chairman), Burrell and Thompson, as well as Inman and Sechler, Ex-Officio, also acts as the Audit Committee of the Board of Directors of Tucker Federal. In the capacity as Audit Committee for the Company, it selects the firm to be engaged as independent accountants for the Company for the next fiscal year, reviews the plan for the audit engagement, financial statements, plans and results of internal auditing, and generally reviews financial reporting procedures and reports for regulatory authorities. The Audit Committee met six times during the fiscal year ended March 31, 1998.

         The Compensation Committee, composed of Messrs. Burrell (Chairman), Alford, Thompson and Nash has the responsibility of reviewing and approving the compensation of all executive officers of the Company and all officers or employees of Tucker Federal whose total compensation exceeds $100,000 per year and determining the factors and other issues regarding incentive compensation arrangements. The Compensation Committee met six times during the fiscal year ended March 31, 1998.

         The Administrative Committee of the DSOP, composed of Messrs. Inman (Chairman), Nash and Thompson administers the DSOP and has the power to effect the granting of options and interpret the incentive plan pursuant only to the terms and provisions of the plan. The DSOP Administrative Committee met two times during the fiscal year ended March 31, 1998.

         The Strategic Growth Committee was formed in September 1995 to assist management in creating, coordinating and overseeing strategic growth initiatives. These include identifying acquisition targets, developing acquisition plans for whole institutions and for branches, developing transaction structures, and evaluating methods of raising additional equity when necessary. The Committee is composed of Messrs. Sechler (Chairman), Burrell and Inman and did not meet during the fiscal year ended March 31, 1997.

         In addition to the standing committees of the Company, the Board of Directors acted in its capacity as the Nominating Committee and met one time during the fiscal year ended March 31, 1998. While the Board acting as Nominating Committee will consider nominees recommended by the shareholders, it has not actively solicited recommendations from the shareholders for nominees.

         Article X of the Company's Restated Articles of Incorporation, as amended, sets forth the procedures for shareholder nominations and proposals.
Article X states that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. In order for a shareholder to make any such nomination and/or proposal, he or she must give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than ten days nor more than sixty days prior to any such meeting. However, if less than 17 days notice of the meeting is given to shareholders, such written notice must be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Each such notice given by a shareholder with respect to nominations for the election of directors must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Common Stock beneficially owned by each such nominee.

         The Board of Directors of Tucker Federal has the following standing committees in addition to the Audit Committee described above: the Executive Committee, and the Finance and Investment Committee. Such committees are composed of both inside and outside directors of Tucker Federal and perform those duties customarily performed by committees of such designations in other financial institutions. The Audit Committee meets quarterly with Tucker Federal's Internal Auditor.

DIRECTOR COMPENSATION

         Members of the Board of Directors of the Company receive $300 for each full Board and $200 for each committee meeting attended for their services as directors of the Company. Directors of Tucker Federal receive an annual fee of $5,000, payable quarterly, in addition to $400 for each Board meeting attended. Executive Committee members of Tucker Federal receive a fee of $200 for each such committee meeting attended and members of all other Tucker Federal committees receive a fee of $300 for each committee meeting attended. In addition certain members of the Board of the Company also serve on the Board of Directors of EREA and on the Board of Directors of Eagle Service Corporation. Directors of EREA receive $200 for each Board meeting attended, and Directors of Eagle Service Corporation receive $300 for each quarterly Board meeting attended.

         EAGLE BANCSHARES, INC. 1994 DIRECTORS STOCK OPTION INCENTIVE PLAN. On February 10, 1994, the Board of Directors of the Company approved and adopted the DSOP. Generally, the DSOP provides for grants of nonqualified stock options to be made to directors of the Company or Tucker Federal on and after February 10, 1994, as follows:

         (a) Upon the adoption of the plan for then current directors or upon initially becoming a director of the Company or Tucker Federal, thereafter, an individual receives an option to purchase 2,000 shares of Common Stock, which is exercisable on the date of grant; and

         (b) Upon beginning any term as a director of the Company or Tucker Federal, if the individual is not already a member of the Company's Board, an individual receives an option to purchase 1,500 shares of Common Stock which vests at the rate of 500 shares per full year of service as a director thereafter.

All options granted under the DSOP expire no later than the date immediately following the 10th anniversary of the date of grant, and may expire sooner in the event of the disability or death of the optionee, or if the optionee ceases to serve as a director. All options granted under the DSOP may not be assigned or transferred except upon death, and the exercise price of all options issued under the DSOP is the fair market value of the Common Stock on the date that the option is granted.

         During the fiscal year ended March 31, 1998, options to purchase 3,500 shares of Common Stock were granted to Mr. Waldrop, options to purchase 1,500 shares were granted to Mr. Burrell, and options to purchase 1,500 shares were granted to Mr. Thompson under the DSOP.

         TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION DIRECTOR'S RETIREMENT PLAN. Participants under the Tucker Federal Savings and Loan Association Director's Retirement Plan (the "Director's Retirement Plan") will receive a benefit in the form of a monthly annuity for the life of the participant with payments commencing as of the first day of the month following the later of (i) the date on which the participant is no longer a Director or (ii) the date on which the participant attains age 65 (the "payment commencement date") and continuing until the first day of the month in which the participant's death occurs if the participant survives until his payment commencement date (although monthly payments are suspended during any period in which the participant again serves as a Director). A participant who dies prior to his payment commencement date will receive no monthly benefit under the Directors' Retirement Plan.

         The amount of a participant's monthly payments under the Directors' Retirement Plan is generally equal to the product of (i) the average monthly compensation (including only compensation paid for service as a Director) of the participant, and (ii) a percentage based upon the participant's years of service ranging from 0% with less than six years of service up to 100% with at least twelve years of service. A participant's average monthly compensation is determined by averaging the participant's monthly compensation during the 24-month period in the participant's compensation history during which the participant's compensation is the highest.

         In addition to the monthly benefit (if any) provided to a participant under the Directors' Retirement Plan, a participant also is generally entitled to an additional lump sum benefit if (i) the participant has completed at least 12 but not 18 or more years of service as of the date on which the participant is no longer a Director, or (ii) the participant was a Director as of the effective date of the Directors' Retirement Plan, has completed 12 years of service as of such date and ceases to be a Director as of, or prior to, the end of his current term of service as a Director. The lump sum benefit payable to such participants is 2,000 shares of the Common Stock of the Company or a cash payment equal to the fair market value (determined in accordance with the provisions of the DSOP and determined as of the date of payment) of such 2,000 shares, whichever is elected by the participant.

         Generally, all benefits under the Directors' Retirement Plan are unsecured obligations of Tucker Federal, and participants do not, and cannot, make contributions to fund benefits under the Directors' Retirement Plan. Generally, the Directors' Retirement Plan is not funded and benefit payments are made directly by Tucker Federal, although Tucker Federal may make discretionary contributions to a trust to aid in funding the benefits to be provided under the Directors' Retirement Plan, and, upon a change of control (as defined in the Directors' Retirement Plan), the Company must, within ten days of the change of control, make an irrevocable contribution to a trust in an amount sufficient to pay all accrued benefits and lump sum benefits to which participants are entitled as of the date of the change of control.


                        EXECUTIVE OFFICERS OF THE COMPANY

         The following provides information as of March 31, 1998 as to the name, age and position of the executive officers who are not directors of the Company, including all positions and offices with the Company and its subsidiaries and their business experience during the past five years and shares of Common Stock beneficially owned. Information with respect to executive officers who are directors of the Company is set forth under "Information Regarding Nominees and Directors." There are no agreements or understandings between any officer and any other person pursuant to which any officer was selected.

                                                                                                      Shares
                                                                                                      Beneficially
Name and Age                   Current Position(s) and Business Experience                            Owned(1)(%)
------------                   -------------------------------------------                            -----------

LuAnn Durden                   Mrs. Durden has been Senior Vice President and Chief
(37)                           Financial Officer of Tucker Federal since 1994 and was                 23,179(2)
                               Internal Auditor and Vice President of Finance of                      (*)
                               Tucker Federal from 1987 to 1994. Prior to joining
                               Tucker Federal, Mrs. Durden was a Senior Auditor with
                               Peat Marwick Mitchell & Co. She was elected Executive
                               Vice President and Chief Financial Officer of the Company
                               in 1997.

Betty Petrides                 Mrs. Petrides has been Executive Vice President of the                 99,334 (3)
(44)                           Company since 1997 and of Tucker Federal since 1988                    (1.73%)
                               and Secretary of Tucker Federal since 1989.  She was
                               elected to the Board of Directors of Tucker Federal in
                               April 1995.


-----------------------
   *  Less than one percent.

   (1) The stock ownership information shown above has been furnished to the Company by the named persons. Beneficial ownership as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Common Stock which may be acquired within 60 days. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by them.

   (2) With regard to Mrs. Durden, the shares shown include (i) 16,000 shares that may be acquired upon exercise of stock options granted in accordance with the terms and conditions of the Stock Option Plan and the 1995 ESIP, and (ii) 7,179 shares held for her account as a participant in the Plan.

   (3) With regard to Mrs. Petrides, the shares shown include (i) 55,166 shares that may be acquired upon exercise of stock options granted in accordance with employment agreements with Tucker Federal and pursuant to the Stock Option Plan, the 1995 ESIP and the DSOP; and (ii) 9,165 shares held for the account of Mrs. Petrides as a participant in the Plan. See "Compensation of Executive Officers - Compensation Committee Report" and "Compensation of Executive Officers - Executive Employment Agreements."

                       COMPENSATION OF EXECUTIVE OFFICERS


COMPENSATION COMMITTEE REPORT

         The following report of the Compensation Committee of the Board of Directors (the "Committee") discusses generally the Committee's executive compensation objectives and policies in connection with developing and implementing compensation for executive officers and the relationship of those objectives and policies to corporate performance for the fiscal year ended March 31, 1998. The report also specifically discusses the Committee's bases for compensation of the executive officers of the Company and Tucker Federal named in the Summary Compensation Table. During the previous fiscal year the Committee engaged SNL Compensation Services, a joint venture between the law firm of Housley Kantarian & Bronstein and SNL Securities, (1) to review and evaluate all compensation plans, contracts and other compensation practices in connection with executive compensation of the Company, (2) to review compensation packages at comparable institutions and (3) to recommend changes to any of those plans or other practices as the firm deemed appropriate in their professional opinion. As a result of the engagement, the Committee adopted certain recommendations and implemented certain changes in the executive compensation program. The Committee continues to closely monitor, and continually upgrade the compensation system for executive officers.

         Each director serving on the Committee is a disinterested director. The Committee understands that the performance of each executive officer and the structure for the reward of that performance has the potential to directly impact both the short-term and long-term profitability of the Company. Therefore, the structure of the compensation packages for each objective has both short-term and long-term components. Persons covered by this report are C. Jere Sechler, Jr., who serves as both Chairman and President of the Company and of Eagle Service Corporation, a subsidiary of Tucker Federal, and as Chairman of Eagle Real Estate Advisors, a subsidiary of the Company; Richard B. Inman, Jr., who serves as the President of Tucker Federal and of Eagle Bancshares Capital Group, a newly formed subsidiary of the Company designed to provide mezzanine financing that is not readily available from traditional commercial banking sources to small and medium size businesses; Betty Petrides, who serves as Executive Vice President of the Company and of Tucker Federal and Corporate Secretary of Tucker Federal; and LuAnn Durden, who serves as Executive Vice President and Chief Financial Officer of the Company and of Tucker Federal. Each of these individuals is compensated in an amount greater in total than $100,000 per year and occupies a position that has the ability to directly influence policy decisions in the Company or Tucker Federal.

         EXECUTIVE COMPENSATION OBJECTIVES AND POLICIES. The mission of the Committee is to provide for a compensation system that not only supports the Company's strategic direction but that balances competitive pay requirements and business economics. We believe that the interests of shareholders are best served by closely aligning corporate performance objectives to executive compensation. It is expected that compensation will vary annually based upon both Company and individual executive performance. The Committee believes that compensation should be based upon both short-term and long-term measurements and be directly and visibly tied to Company performance, thus introducing substantial risk in the payout levels. This approach is best demonstrated in the amounts reflected under the Bonus column of the Summary Compensation Table from 1996 to 1998. The Committee continues to be guided by the following policies for compensation decisions:

- The total compensation package must be designed with the current competitive employment environment in mind in order to attract the best and brightest executives, provide a motive for high level individual performance and retain executives whose skills and leadership are essential for building long-term shareholder value.

- Establish annual incentive bonus compensation for executive officers that is directly tied to the Company's strategic objectives and is rewarded for individual performance within those objectives.

- Implement long-term equity incentives to align executive compensation with benefits realized by all shareholders.

         Total executive compensation consists of base salary, cash bonus compensation that has a potential to be paid out annually (short-term incentive) and a combination of stock options and grants that vest over a longer period of time (long-term incentive). All these components are determined by an extensive review of compensation packages paid by financial institutions both within the Southeast and in a broader geographic range that are of comparable size to our Company. The Company's base salary level for executive officers is below the median of base salaries of the financial institutions included in the review.

         Short-term incentives or cash bonus payments are based upon predetermined corporate performance measures. Earnings per share target levels are the principal measurers used to determine bonus amounts. A formula of other performance factors such as asset growth, return on assets, return on equity, profit center earnings and efficiency ratios are also considered and weighted in the awarding of bonus compensation. The formula provides for awards ranging in amount from 15% of base salary at the threshold performance level to bonuses that exceed 100% of base salary at the maximum performance level for Mr. Inman, and from 10% to 50% of base salary for Mrs. Durden. Short term incentive compensation cannot be earned regardless of Company performance when the level of nonperforming assets and delinquencies exceed 3% of the total assets of the Company on the last day of any fiscal year. These criteria serve to insure a continued level of safety and soundness for the Company.

         Long-term incentives or the awards of stock options and stock grants are made pursuant to the Company's stock option plans. Option grants for Mr. Inman, Mr. Sechler and Mrs. Petrides are subject to three-year vesting, and options granted to Mrs. Durden in 1994 are subject to five-year vesting, while options granted to Mrs. Durden in 1998 are subject to three year vesting. The Committee's belief that a significant portion of senior executives' compensation should be dependent upon value created for the shareholders is shared by many of the peer group institutions used in the recently completed analysis done for the Committee by SNL Compensation Services. The Committee believes that both qualified and non-qualified options as well as restricted stock grants are excellent vehicles to accomplish the aligning of interests of executive officers of the Company directly with the interests of shareholders. Options are granted with an exercise price of not less than the fair market value of the Company's Common Stock on the date of grant, thus providing value in the executive's options only if the value for other shareholders is created as well. Options generally are exercisable for a period of ten years. Long-term compensation is a significant component of total executive compensation. While the amount of the awards are not based upon any particular formula, peer group comparisons of stock options and grants as a percentage of base pay is taken into consideration in determining the amount of such awards. It is intended to provide the executive officers with a meaningful ownership interest in the Company, thereby linking compensation both to performance and to the interests of all other shareholders.

         All of the named executive officers are subject to employment agreements. See "Compensation of Executive Officers - Employment Agreements." Compensation arrangements for those executives are based upon and in accordance with the employment agreements. Officers not named in the Summary Compensation Table and all other employees receive total compensation upon the factors noted above, including incentive performance award component and their base annual compensation.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER OF TUCKER FEDERAL. The compensation of Richard B. Inman, Jr., President and Chief Executive Officer of Tucker Federal, was based upon an employment agreement entered into on October 1, 1993. In connection with the employment agreement, which was approved by the Committee, the base salary was determined based upon the competitive analysis described above, and was subject to adjustment annually by the Committee, provided that the base salary would not have been less than $120,000 per year, and any increases in base salary were not subject to reduction. Mr. Inman's base salary had not been adjusted since the effective date of that employment agreement. On March 25, 1997, a new employment agreement was reached between Mr. Inman and Tucker Federal Bank. See "Compensation of Executive Officers - Employment Agreements." For the year ended March 31, 1998, Mr. Inman was awarded a cash bonus of $154,410.

         OMNIBUS BUDGET RECONCILIATION ACT OF 1993 IMPLICATIONS FOR EXECUTIVE COMPENSATION. It is the responsibility of the Committee to address the issues raised by tax laws which make certain non-performance-based compensation in excess of $1,000,000 to executives of public companies nondeductible to the Company. In this regard, the Committee must determine whether any actions with respect to this limit should be taken by the Company. Given the Company's current level of executive compensation, it is not now necessary to consider this issue. The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.


                           THE COMPENSATION COMMITTEE

                          Richard J. Burrell, Chairman
                                Walter C. Alford
                               Weldon A. Nash, Jr.
                              George G. Thompson, V

EXECUTIVE COMPENSATION

         SUMMARY OF COMPENSATION. The following table summarizes, for the Company and its subsidiaries, the elements of compensation paid or accrued during the three fiscal years ended March 31, 1998 to the Chief Executive Officer of Tucker Federal and each of the other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended March 31, 1998 (the "named executive officers").




                                     SUMMARY COMPENSATION TABLE
                                     --------------------------

                                     Annual Compensation              Long-Term
                                     -------------------              ---------
                                                                     Compensation
                                                                     ------------

                                                                      Securities           All
Name and Principal                                                    Underlying          Other
     Position               Year      Salary ($)      Bonus ($)(1)    Options (#)  Compensation ($)(2)
-------------------         ----      ----------      ------------    -----------  -------------------
Richard B. Inman, Jr.       1998      $ 150,000        $ 154,410           -           $ 31,000
President and Chief
Executive Officer of        1997      $ 126,100        $  88,800        36,500         $ 21,321
Tucker Federal              1996      $ 127,000        $ 112,800           -           $ 19,351


C. Jere Sechler, Jr.        1998      $ 198,958             -           68,000         $ 28,000
Chairman of the Board
and President of the        1997      $ 115,750         $ 69,375           -           $ 18,404
Company; Chairman of
the Board of EREA;          1996      $ 113,650         $ 88,125         1,500         $ 20,371
President of Eagle
Service Corporation

                                     Annual Compensation              Long-Term
                                     -------------------              ---------
                                                                     Compensation
                                                                     ------------

                                                                      Securities           All
Name and Principal                                                    Underlying          Other
     Position               Year      Salary ($)      Bonus ($)(1)    Options (#)  Compensation ($)(2)
-------------------         ----      ----------      ------------    -----------  -------------------
Betty Petrides              1998      $ 119,780             -           26,000           $ 22,094
Executive Vice President
of the Company and          1997      $ 105,400         $ 69,375             -           $ 15,517
Tucker Federal and          1996      $ 105,450         $ 88,125         3,500           $ 17,484
Secretary of Tucker
Federal

LuAnn Durden                1998      $  98,125         $ 52,500        22,000           $  5,262
Executive Vice President
and Chief Financial         1997      $  87,917         $ 23,400             -           $  9,318
Officer of the Company      1996      $  78,526         $ 29,908             -           $ 11,031
and Tucker Federal


------------------


(1) Reflects cash bonus awards paid during fiscal 1998, 1997 and 1996 for the achievement of specific performance criteria (see "Compensation of Executive Officers -- Compensation Committee Report -- Executive Compensation Objectives and Policies").

(2)      All Other Compensation paid during fiscal 1998 includes the following:
         (i) contributions to the Plan which are made annually by Tucker
         Federal: Mr. Sechler - $8,050; Mr. Inman - $6,900; Mrs. Petrides - $6,894; Mrs. Durden $5,262; (ii) a car allowance in the following amounts: Mr. Sechler - $5,600; Mr. Inman - $5,100; Mrs. Petrides - $3,300 and Mrs. Durden - $0; (iii) directors' fees for serving as a director of Eagle Service Corporation in the following amounts: Mr. Sechler - $900; Mr. Inman - $1,200; and (iv) directors' fees for serving as a director of EREA in the following amounts: Mr. Sechler - $1,400; Mr. Inman - $1,400.

         All Other Compensation paid during fiscal 1997 includes the following:
         (i) contributions to the Plan by Tucker Federal: Mr. Sechler - $8,275; Mr. Inman - $7,375; Mrs. Petrides - $6,587; and Mrs. Durden - $5,163 and (ii) a car allowance in the following amounts: Mr. Sechler - $4,800; Mr. Inman - $4,800; Mrs. Petrides - $3,600; and Mrs. Durden - $0.

         All Other Compensation paid during fiscal 1996 includes the following:
         (i) contributions to the Plan by Tucker Federal: Mr. Sechler - $9,112; Mr. Inman - $8,162; Mrs. Petrides - $7,424; and Mrs. Durden - $5,924 and (ii) a car allowance in the following amounts: Mr. Sechler - $4,800; Mr. Inman - $4,800; Mrs. Petrides - $3,600; and Mrs. Durden - $0.

         OPTIONS. The following table sets forth information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended March 31, 1998. In addition, in accordance with the rules and regulations of the Commission, set forth is the present value of each option granted, calculated using the Black-Scholes option pricing model.

                        OPTION GRANTS IN LAST FISCAL YEAR


                          Individual Grants
---------------------------------------------------------------
                                                     % of Total
                                 Number of           Options
                            Securities Underlying    Granted to      Exercise or
                                Options              Employees in     Base Price                                Grant Date
Name                         Granted (#) (1)         Fiscal Year        ($/Sh)            Expiration Date   Present Value ($)(2)
----                       ---------------------     ------------      ---------          ---------------   -------------------

Conrad J. (Jere) Sechler, Jr.   68,000                  40%             $15.75                6/01/07            $602,480

Richard B. Inman, Jr.               --                  --                  --                     --

Betty Petrides                  20,000                  12%             $15.75                5/13/07            $177,200
                                 6,000                 3.6%             $16.50                8/28/07            $ 55,740

LuAnn Durden                    20,000                  12%             $17.50                7/28/07            $197,000
                                 2,000                 1.2%             $16.50                8/28/07            $ 18,580

--------------

(1) On May 13, 1997, Mr. Sechler was granted an option to purchase 68,000 shares of Common Stock at $15.75 per share pursuant to the provisions of a non-qualified stock option agreement. The options vest in increments, with 25% of the shares covered thereby becoming exercisable on the date of grant, an additional 25% of the option shares becoming exercisable on each anniversary date, and full vesting occurring on the third anniversary date. The Board of Directors of the Company approves the grants of these nonqualified options. On May 13, 1997 and on August 28, 1997, respectively, Mrs. Petrides was granted an incentive option to purchase 20,000 shares of Common Stock at $15.75 per share and a non-qualified option to purchase 6,000 shares of Common Stock at $16.50 per share pursuant to the 1995 ESIP. On July 28, 1997 and on August 28, 1997 respectively, Mrs. Durden was granted an incentive option to purchase 20,000 shares on Common Stock at $17.50 per share and a non-qualified option to purchase 2,000 shares of Common Stock at $16.50 per share pursuant to the 1995 ESIP. Options granted pursuant to the 1995 ESIP represent 69% of the total options granted to employees of the Company during fiscal 1998. The options for Mrs. Petrides and Mrs. Durden vest in increments, with 33% of the option shares becoming exercisable on each successive anniversary date, and full vesting occurring on the third anniversary date. Pursuant to the terms of the 1995 ESIP, the Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice options. The options were granted for 10 years, subject to earlier termination upon the occurrence of certain events related to termination of employment or "change in control" of the Company or of Tucker Federal. The exercise price may be paid in cash, by delivery of already owned shares or by a combination thereof, subject to certain conditions.

(2) The "Grant Date Present Value" is calculated using the Black-Scholes Warrant Valuation Call Option Model, assuming a constant dividend yield. This model assumes no dilution effects and includes the following assumptions for the option to purchase 68,000 shares granted to Mr. Sechler (stock price as of the grant date - $15.75), 20,000 shares (stock price as of the grant date - $15.75) and 6,000 shares (stock price as of the grant date - $16.50) granted to Mrs. Petrides, and 20,000 shares (stock price as of the grant date - $17.50) and 2,000 shares (stock price as of the grant date - $16.50) granted to Mrs.
         Durden: expected monthly volatility -2.9%; annual risk free rate of return (drawn from the bid yield on the ten year Treasury note on the grant date) -6.41%; annual dividend yield -2.4%; and period to exercise
         - ten years.

     The following table sets forth option exercises by the named executive officers during the fiscal year ended March 31, 1998, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of March 31, 1998 and (ii) the respective value for "in-the-money" options, which represents the positive spread between the exercise price of existing options and the fair market value of the Company's Common Stock at March 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   Number of Securities
                                                                  Underlying Unexercised              Value of Unexercised
                                                                    Options at Fiscal               In-the-Money Options at
                                                                        Year End(#)                     Fiscal Year End($)
                           Shares Acquired      Value            --------------------------        ---------------------------
Name                       on Exercise(#)     Realized ($)       Exercisable  Unexercisable        Exercisable   Unexercisable
----                       --------------     ------------       -----------  -------------        -----------   -------------

Richard B. Inman, Jr.                  --               --          35,666           24,334          $464,182      $210,630

Conrad J. (Jere) Sechler, Jr.          --               --          48,000           34,500          $519,375      $332,813

Betty Petrides                     20,000         $385,000          48,500           26,000          $935,516      $245,750

LuAnn Durden                           --               --          12,000           30,000          $169,500      $288,250

PERFORMANCE GRAPH

          The Commission requires that the Company provide a line graph presentation that compares the Company's cumulative five year return on an indexed basis with an overall stock market index and either a published industry index or an index of peer companies selected by the Company. The performance graph set forth below compares the Company's cumulative total shareholder return on Common Stock with the cumulative total return of companies on the Standard and Poors 500 Index and on the Standard and Poors Savings and Loan Holding Companies Index. The graph assumes that the value of the investment in the Company's Common Stock in each index was $100 on March 31, 1993 and also assumes dividend reinvestment. The shareholder return reflected below for the five year historical period may not be indicative of future performance.





                                    [GRAPH]







==========================================================================================================================
                               3/31/93        3/31/94         3/31/95          3/31/96         3/31/97          3/31/98
Eagle Bancshares, Inc.        $100           $138           $140             $196            $213             $344
S&P 500 Index                 $100           $101           $117             $155            $186             $275
S&P Savings and Loan
Holding Co's Index            $100           $ 88           $ 98             $136            $202             $336
==========================================================================================================================

EXECUTIVE EMPLOYMENT AGREEMENTS

          The Compensation of Richard B. Inman, Jr., President and Chief Executive Officer of Tucker Federal, was based on an employment agreement between Mr. Inman and Tucker Federal entered into on October 1, 1993 and expiring March 31, 1997. The agreement provided for a three year term of employment and a base salary of not less than $120,000 per year. The agreement further provided for both short-term, performance based cash incentives and for long-term incentive compensation through the award of stock options. Cash compensation and stock options granted under the 1993 agreement are reflected in the "Summary Compensation Table" for the period of the agreement.

           On March 25, 1997, Tucker Federal entered into an employment agreement with Mr. Inman, which provides for a base salary of not less than $150,000 per year. The agreement further provides for a performance based, cash bonus based upon criteria established by the Board of Directors annually. The formula for bonus compensation for the period ending March 31, 1998 provided for a cash award of from 30% to in excess of 100% of base salary based upon measurable performance of the executive against threshold, mid-range and maximum goals for the Company which includes, among other things, growth in assets, earnings per share, return on equity and percent of nonaccrual loans and foreclosed property to total assets. The 1997 agreement further stipulates that Mr. Inman will continue to receive his base salary for the greater of (i) the remaining term of the agreement or (ii) 24 months following termination without cause. The agreement also provides for long-term incentive compensation through the grant of stock options pursuant to the 1995 ESIP. Pursuant to the agreement, on March 25, 1997, Mr. Inman was granted an incentive stock option to purchase 15,000 shares of Common Stock at $16.75 per share and a nonqualified stock option to purchase 20,000 shares of Common Stock at $16.75. Both options vest in increments of one-third over a three year period and expire 10 years from the date of grant. The term of the agreement may be extended by resolution of the Board of Directors on each anniversary date of the agreement for an additional one year beyond the then effective expiration date of the agreement. On May 19, 1998, the Board extended the term of the agreement for one additional year. In the event the Agreement terminates in due course at the expiration date by reason of either nonrenewal or nonextension, Mr. Inman is entitled to 100% of his base pay in effect at the time, with such amount to be payable over 12 months.

          The terms of employment of C. Jere Sechler, Jr., as President of Eagle Service Corporation, a wholly owned subsidiary of Tucker Federal, and of Betty Petrides, Executive Vice President of Tucker Federal, had been defined by employment agreements entered into on June 1, 1994. The agreements provided for a three year term of employment and a base salary of not less than $93,750 per year for both Mr. Sechler and Mrs. Petrides. The agreements further provided for both short-term, performance based cash incentives and for long-term incentive compensation through the award of stock options. Cash compensation and stock options granted under the 1994 agreements are reflected in the "Summary Compensation Table" for the period of the agreements.

          On June 1, 1997, the Company entered into an employment agreement with
C. Jere Sechler, Jr. as Chairman, President and Chief Executive Officer with a base salary of not less than $175,000 per year. The 1997 agreement further stipulates that Mr. Sechler will continue to receive his base salary for the greater of (i) the remaining term of the agreement or (ii) 24 months following termination without cause. The agreement also provides for long-term incentive compensation through the grant of stock options pursuant to the 1995 ESIP. Pursuant to the agreement, on June 1, 1997, Mr. Sechler was granted a nonqualified stock option to purchase 68,000 shares of Common Stock at $15.75 per share. The option vests one-fourth immediately and one-fourth each year over the next three year period and expires ten years from the date of grant. The term of the agreement may be extended by resolution of the Board of Directors on each anniversary date of the agreement for an additional one year beyond the then effective expiration date of the agreement. On June 2, 1998, the Board extended the agreement for one additional year.

          Also, on June 1, 1997, Tucker Federal and the Company entered into an employment agreement with Betty Petrides which provides for a base salary of not less than $125,000 per year to serve as Executive Vice President of Tucker Federal and the Company. The 1997 agreement further stipulates that Ms. Petrides will continue to receive her base salary for the greater of (i) the remaining term of the agreement or (ii) 24 months following termination without cause. The agreement also provides for long-term incentive compensation through the grant of stock options pursuant to the 1995 ESIP. Pursuant to the agreement, on June 1, 1997, Ms. Petrides was granted an incentive stock option to purchase 20,000 shares of Common Stock at $15.75 per share and a non-qualified option to purchase 6,000 shares of Common Stock at $16.50 per share. The option vests in increments of one-third over a three year period and expires ten years from the date of grant. The term of the agreement may be extended by resolution of the Board of Directors on each anniversary date of the agreement for an additional one year beyond the then effective expiration date of the agreement. On June 2, 1998, the Board of Directors extended the agreement for one additional year.

          The compensation of LuAnn Durden, Executive Vice President and Chief Financial Officer of the Company and of Tucker Federal was based on an employment agreement between Mrs. Durden and Tucker Federal entered into on May 17, 1996. This agreement provided for a base salary of $90,000 and for an annual cash incentive award of between 10% and 40% of base pay based upon a matrix containing performance factors including earnings per share, efficiency ratio, return on assets and return on equity. On July 28, 1997 Tucker Federal entered into an employment agreement with Mrs. Durden providing for a base salary of $105,000 per year and a cash incentive award of up to 50% of base pay based upon a performance matrix. The agreement further stipulates that if Mrs. Durden's employment is terminated due to either a Without Cause Termination or a Constructive Discharge (both as defined in the agreement), she is entitled to be paid her then current base salary for up to two years from the date of the agreement but in no event less that one year severance from the date of such termination. Pursuant to the agreement, on July 28, 1998, Mrs. Durden was granted an incentive stock option to purchase 20,000 shares of Common Stock at $17.50 and on August 28, 1998 was granted a non-qualified stock option to purchase 2,000 shares of Common Stock at $16.50. Both options vest in increments of one-third over a three year period and expire 10 years from the date of the grant. The term of the agreement may be extended by resolution of the Board of Directors on each anniversary date of the agreement for an additional one year beyond the then effective expiration date of the agreement. On June 2, 1998, the Board of Directors extended the agreement for one additional year.

          Additionally, the employment agreements of Messrs. Inman and Sechler and Mrs. Petrides provide that in the event of a "Change of Control" (as hereafter defined) of the ownership of Tucker Federal or the Company, such executives may resign immediately upon notice to the Company. A "Change in Control" includes (i) a transaction resulting in the change in holding or power to vote more than 25% of the voting stock of Tucker Federal or the Company (ii) the acquisition of the ability to control the election of a majority of Tucker Federal's or the Company's directors, (iii) the acquisition of a controlling influence over the management or policies of Tucker Federal or the Company by any person or by persons acting as a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of Tucker Federal or of the Company ("Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Upon a Change in Control of Tucker Federal or the Company, each executive will receive severance benefits in the event that either
(i) the executive voluntarily terminates his/her employment within 30 days of the date of the change in control or (ii) the executive voluntarily terminates employment within 90 days of the date six months before the event of a Change in Control or the later of the expiration of the Agreement or the second anniversary of the event. In the event of a Change of Control, severance benefits for Mr. Inman, Mr. Sechler and Mrs. Petrides shall be paid in an amount equal to the difference between the Code Section 280G Maximum and the sum of any other "parachute payments" as defined under Code Section 280G (b) (2) that such person receives on account of the Change in Control. Additionally, pursuant to certain Stock Option Agreements entered into upon the granting of stock options under the 1995 ESIP, all outstanding, unexpired options vest immediately upon a Change in Control as defined in the 1995 ESIP.

CERTAIN TRANSACTIONS


          Set forth below is certain information relating to loans made to executive officers, Directors and Director nominees of the Company and Tucker Federal, and their affiliates (including immediate family members), during the fiscal year ended March 31, 1998, and whose aggregate loan balances exceeded $60,000 at any time during such fiscal year. Loans to affiliates of the executive officers, Directors and Director nominees are not listed below, as all such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.


                                DATE      MAXIMUM             RATE     BALANCE
                        LOAN    LOAN       LOAN       NOTE     AT        AT
  NAME                  TYPE    MADE      AMOUNT      RATE   3-31-98   3-31-98
  ----                  ----    ----      ------      ----   -------   -------


C. Jere Sechler, Jr.,   Equity  11/96     $250,000    9.5%    9.5%    $119,825
Chairman of Board and           Credit
President of the                Line
Company; President of
Eagle Service
Corporation

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Commission thereunder require the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and reports in changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and persons owning more than ten percent of the Company's Common Stock are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended March 31, 1998 its executive officers, directors, and owners of more than ten percent of the Company's Common Stock complied with all such applicable filing requirements, except that Weldon A. Nash, Jr., a director of the Company, failed to file one report of a change in ownership upon the receipt of shares of Common Stock from the estate of a relative.


                        PROPOSAL 2 - SHAREHOLDER PROPOSAL

         The following proposal, which is opposed by the Board of Directors, was submitted to the Company by Dr. J. C. Serrato, Jr., whose address and the number of shares of Common Stock held by him will be furnished by the Company promptly upon the receipt of any oral or written request therefor.

                                   RESOLUTION

          RESOLVED, that the shareholders of the Company hereby recommend that the Board of Directors take steps to achieve a sale, merger or other acquisition of the Company, on terms that will maximize shareholder value.

                              SUPPORTING STATEMENT

          In the dynamic economy enjoyed in recent years in the Southeast and, particularly, in the Atlanta area, Management has proven unable to increase the earnings of our Company in a meaningful way.

WHAT IS OUR PROBLEM?

          On February 12, 1996, Management substantially diluted our earnings-per-share by a secondary offering of 1,300,000 shares of our common stock, at $16.00 per share. The result, because of Management's inability to properly employ our newly-acquired capital (approximately $20,800,000.00), was a significant decrease in our earnings-per-share.

          Subsequently, in October of 1996, Management, in its poorly-conceived acquisition of Southern Crescent Financial Corp, again diluted our earnings-per-share by the issuance of 1,108,889 shares of our common stock. The result of this additional dilution, because of Management's failure to properly analyze the financial effects of this acquisition, was to further decrease our earnings-per-share.

          Specifically, while Management continued to receive substantial bonuses and stock options, our earnings-per-share decreased from $1.40 at fiscal year-end 1996, to an embarrassing $.66 at fiscal year-end 1997. Further, based on our third-quarter earnings-per-share of $.89, it appears that our 1998 earnings-per-share prospects will be approximately $1.20--which is where we were three years ago, at fiscal year-end 1995 ($1.18 per share). Some progress!

          When compared to representative peer groups, Management's failure at enhancing our shareholder value is even more disturbing. For example, your investment of $100.00 in the Company's dilutive secondary offering on February 12, 1996, assuming the reinvestment of all dividends, resulted in shareholder value of $137.35 as of February 28, 1998. However, your same investment in the Media General Savings and Loan Index, a representative index of 375 thrifts, would have resulted in shareholder value of $227.98, representing a "shortfall" in our relative shareholder value of over 65%. Some performance!

          Simply put, our problem is this--Management is three years too late, and we, therefore, have missed the economic boat!

WHAT IS THE SOLUTION?

          Management has demonstrated its inability to implement any effective business plan. The obvious solution is the sale of the Company.

          The math is easy. For example, a sale of the Company at three times its third-quarter book value ($12.84 at December 31, 1997) would produce a price of $38.52 per share. Based upon well-publicized, recent acquisition prices for financial institutions, this is a conservative goal. If the Board proved skillful in its negotiations, the price could be significantly higher, especially if an in-market (Atlanta) acquisition is pursued. Given Management's track record, it will be years before we could hope to achieve such a return, and our window of opportunity is ultimately going to close.

          Therefore, in order to maximize the value of our investment, please support this resolution with your favorable vote and, thereby, recommend the sale of our Company, while prospects yet remain for a significant acquisition premium.


                     STATEMENT AGAINST SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE SERRATO SHAREHOLDER PROPOSAL.


          Eagle Bancshares is in a better position today than in our history to continue to increase shareholder value. Atlanta continues to grow as a regional, national and global business center, and your Company is uniquely positioned as one of only two financial institutions headquartered in Atlanta with assets over $1.1 billion at March 31, 1998. Dynamic growth in metropolitan Atlanta and continued consolidation in the financial services industry have resulted in significant increases in the Company's customers, loans and deposits. Our assets at March 31, 1998 exceeded $1.1 billion. Over the last year, deposits have grown 40% to $779 million from $558 million; income has increased 92% from $3.7 million to $7.2 million; and total loans have increased 50% from $577 million to $868 million. THIS IS NOT THE TIME TO SELL EAGLE BANCSHARES.

          THIS IS NOT THE WAY TO SELL. In some instances, the price achieved for the stock of a Bank forced to sell is lower than the market price of the stock on the day that the sale is announced. Serrato wants you to limit the Board's options by forcing a sale. A forced sale attracts bottom fishers and bargain buyers instead of the strategic acquirers that will maximize shareholder value. It is reasonable to expect that the value of Eagle stock and the price which an acquirer might pay would increase as your Company continues to grow market share and become a more important participant in the Atlanta banking market.

          THE FUTURE FOR EAGLE BANCSHARES IS BRIGHT. Eagle Bancshares' strategic plan is designed to increase long-term value for shareholders. The strategic plan is updated quarterly and is currently focused on increasing shareholder value by creating competitive advantages in targeted business niches, which include community banking, mortgage banking and real estate development. The Company's plan is focused on five basic areas; (i) improving financial performance and operating efficiencies, (ii) continuing to grow market share in metropolitan Atlanta, (iii) developing new sources of net income, (iv) utilizing technology to enhance the Company's operating results and capitalize on new business opportunities, and (v) being the "Bank of Choice" for the small business community. The Company's strategic size enables it to provide a broad array of financial services to consumers and small and medium sized businesses that consider personalized service and local decision-making to be an important component of a banking relationship. Management has positioned the Bank as an institution with "big bank capabilities" that provides personalized service with a friendly "small bank attitude."

          WE HAVE AN OPPORTUNITY TO SIGNIFICANTLY INCREASE OUR SHARE OF THE METROPOLITAN ATLANTA MARKET AND INCREASE FRANCHISE VALUE. At the same time, we expect to benefit from the investments in infrastructure that we made last year. We also expect growth in contribution to earnings from the investments made by Eagle Real Estate Advisors and Eagle Bancshares Capital Group. It seems foolish to invest and plan for future growth and not reap the benefits.

          The Board of Directors, management and the employees of Eagle Bancshares own a significant percentage of the equity of the Company. We assure you that our goals are aligned with the goals of our shareholders. We take our responsibilities to shareholders very seriously. We have always and will continue to place increasing the long-term value of Eagle Bancshares stock above all other objectives. Management believes the Company is on the right course, and we urge the shareholders to make the right decision and support management in continuing to increase shareholder value by voting NO on the Serrato proposal.

SERRATO BACKGROUND

          This is another hostile action in a series of hostile actions by shareholder Serrato. Serrato is a doctor in Columbus, Georgia. He bought stock in 1991. His original investment of $745,000 was worth more than $6,720,000 at June 10, 1998. These facts raise questions about his motives.

          IN 1993, without making any attempt to contact the Company and discuss his concerns, he hired D. F. King as proxy solicitors, submitted a hostile slate of directors to Shareholders, and proposed that the Company sell for $12.50 per share. You defeated his proposal by a 2 to 1 margin. In spite of his expressed disappointment, he did not sell his stock and seek an alternative investment. IN 1994, he again submitted a hostile shareholder proposal to eliminate your Shareholder Rights Protection Plan telling the Board to sell the company for $15 to $17.50 per share. As in 1993, you defeated his proposal. Serrato, despite his continuing expressed "dissatisfaction" continues to own the stock.

          Now he is back and says again that the Board needs to sell. IN SPITE OF SERRATO'S HARASSMENT and the significant amount of time and expense by the Company associated with the hostile actions, EAGLE BANCSHARES HAS SUCCESSFULLY GROWN ASSETS, INCREASED NET INCOME AND INCREASED DIVIDENDS TO BENEFIT ALL STOCKHOLDERS.

          Contrary to assertions made by Serrato, OUR STRATEGIC PLAN IS WORKING. The plan is based upon taking advantage of the significant opportunities resulting from industry consolidation and the dynamic growth of metro Atlanta. In connection with our February 1996 public offering, we stated we intended to hire seasoned and experienced banking professionals, open or acquire new branches, acquire other community banks and attract new deposits and loan customers. Since February 1996, we have in fact built an impressive team of experienced bankers, acquired Southern Crescent Financial Corp with it's $150 million in assets, and acquired four branch locations from NationsBank. In addition, our deposits have grown 108% over the two-year period and our loans have increased 89% over the same period. We have increased our level of commercial lending and nearly tripled the number of loans in our portfolio. In conjunction with this growth, we have invested in the future by converting computer systems from a savings and loan to a bank-like processing and product delivery system.

          Your Company also reported record earnings for the fiscal year ended March 31, 1998 of $7.2 million or $1.23 per share, exceeding analyst estimates. Your board of directors believes that its strategic plan is working and will provide more long-term shareholder value than any potential short-term gain.

          Serrato states that management substantially diluted earnings per share through our February 1996 public offering which raised $20.8 million in additional capital for the Bank. This is misleading. THE ADDITIONAL CAPITAL HAS SUPPORTED RECORD GROWTH IN DEPOSITS AND PROVIDED THE ABILITY TO INCREASE ASSETS BY 39.2%.

          Serrato is attempting to mislead you, in this allegation that the acquisition of Southern Crescent Financial Corp was poorly conceived and dilutive to earnings per share. The acquisition of Southern Crescent accomplished its fundamental objectives which were to expand coverage in the rapidly growing South Metro Atlanta area and to add commercial banking expertise. FURTHER THE TRANSACTION WAS ACCRETIVE TO EARNINGS, NOT DILUTIVE AS SERRATO SPECULATES.

          Serrato also attempts to mislead you by implying that the decrease in earnings per share for the year ended March 31, 1997, when compared to the same period of 1996, resulted from the 1996 public offering and the 1997 acquisition. In fact, Serrato failed to tell you that a one-time assessment imposed by federal regulators on all savings and loans to recapitalize the SAIF fund in 1997 amounted to $1,946,000. Additionally in 1997, the Company incurred one-time merger charges of $1,685,000 and your management planned for the future by investing capital and incurring expenses to enhance infrastructure to support growth and operating efficiencies.

          We respect the right of any shareholder to criticize Company performance and seek to communicate with the Board of Directors of the Company. Although we have offered on numerous occasions to meet with Serrato to discuss his views, he has never taken us up on this request. He continues to point towards short-term objectives instead of focusing on the long-term results of his investment in Eagle Bancshares. ADHERENCE TO OUR BUSINESS PLAN OVER THE LONG TERM HAS ALLOWED US TO INCREASE SHAREHOLDER VALUE. In Serrato's statement, he points out the value of $100 invested in Eagle Bancshares stock at the time of the Company's last offering in February 1996 would have grown to $137.35 by February 1998. To continue his analysis, if someone had invested $100 in Eagle Bancshares' stock at the time of our last offering, that investment would be worth $153.13 on June 10, 1998. That is a 53.13% return over the two-year period. Unfortunately, the story "spun" for you by Serrato lacks reality, as does his proposed solution.

          SERRATO HAS CONSISTENTLY UNDER-ESTIMATED YOUR COMPANY'S VALUE. Twice before, he told you, the Shareholders, to sell out at prices lower than the current value of your Company's stock. Both times you supported management's strategic plan to build long-term shareholder wealth beyond Serrato's short-term speculations. Management's current plan is designed to out-perform Serrato's recent speculations. The Company is experiencing rapid growth, increased market share and improved earnings, this is not the time to sell. A forced sale restricts the Board of Directors' ability to maximize sales price. This is not the way to sell.

          THE FUTURE FOR EAGLE BANCSHARES IS BRIGHT but Serrato continues to take hostile actions. Each time in the past that you have supported management's plan, you have succeeded in building your wealth. We urge you to vote to continue to build your wealth by VOTING NO ON THE SERRATO PROPOSAL.


       PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, as independent accountants for the Company for the fiscal year ending March 31, 1999, which appointment the shareholders are requested to ratify. The appointment will be reconsidered by the directors if not ratified by shareholders.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholders' questions.




         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.


                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Proposals of shareholders of the Company intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or before March 19, 1999 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy relating to the 1999 Annual Meeting of Shareholders.

              OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING


         The Board of Directors knows of no other matters other than those described herein which may properly come before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote on such matters in accordance with their judgment.


         UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT, THE COMPANY WILL FURNISH TO SUCH PERSON WITHOUT CHARGE (OTHER THAN FOR EXHIBITS) A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO EAGLE BANCSHARES, INC., 4305 LYNBURN DRIVE, TUCKER, GEORGIA 30084-4441, ATTENTION: RICHARD B. INMAN, JR., SECRETARY. SUCH ANNUAL REPORT IS NOT TO BE TREATED AS PART OF THE PROXY SOLICITATION MATERIALS OR AS HAVING BEEN INCORPORATED HEREIN BY REFERENCE.